Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Rotech Healthcare Inc.:

We consent to the use of our report dated February 22, 2002, with respect to the consolidated balance sheet of Rotech Medical Corporation and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, changes in shareholder’s equity, and cash flows for the years ended December 31, 2001 and 2000, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Baltimore, Maryland

July 31, 2003